Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated October 25, 2021, by and among Dawson Geophysical Company (“Dawson”), Wilks Brothers, LLC (“Wilks”) and WB Acquisitions Inc. (“Merger Sub,” together with Dawson and Wilks, the “Parties”) (the “Merger Agreement”), dated as of December 14, 2021 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Merger Agreement is hereby amended as follows.

Section 1.        Amendment. The second sentence of Section 2.01(c) is hereby amended and restated in its entirety as follows:

“If, immediately prior to the expiration of the initial 20 Business Day period that the Offer is open, the number of Shares tendered in the Offer, together with the Shares then owned by Parent, Merger Sub and any other Affiliate or direct or indirect wholly-owned Subsidiary of Parent, represents at least 65% but less than 80% of the Shares then outstanding, then Merger Sub shall extend the Offer for one 10 Business Day extension and one successive 14 Business Day extension in an effort to reach the 80% Minimum Condition.”

Section 2.        No Other Amendments. The provisions of the Merger Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. The Merger Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. In the event of a conflict between the terms of this Amendment and the terms of the Merger Agreement, the terms of this Amendment shall control.

Section 3.         Governing Law. THIS AMENDMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

Section 4.        Counterparts. This Amendment may be executed in any number of counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute a single instrument. Delivery of a copy of this Amendment bearing an original signature by facsimile transmission or by electronic mail in portable document format (PDF) or similar means of electronic delivery shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment to be effective as of the Effective Date.

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper
Name: Stephen C. Jumper
Title: President and Chief Executive Officer

WILKS BROTHERS, LLC

By:	/s/ Farris Wilks
Name: Farris Wilks
Title: Manager

WB ACQUISITIONS INC.

By:	/s/ Matt Wilks
Name: Matt Wilks
Title: Director

Signature Page
Amendment No. 1 to the
Agreement and Plan of Merger